Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-285084 https://www.ford.com/finance/investor-center/ford-interest-advantage/

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Application and Prospectus

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Paper Application Form

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-285084

https://www.ford.com/finance/investor-center/ford-interest-advantage/

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Ford Interest Advantage online access and mobile app upgrades are now LIVE. Read more.


Ford Interest Advantage
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All investment balances earn the same rate.

Investing in Ford Interest Advantage Demand Notes involves certain risks. Review the prospectus to understand the program before investing.

4.00%*

*Yield 4.07%

For the week beginning November 17, 2025

View Rate History



Invest in Ford Credit With Ford Interest Advantage

Benefits

Discover Ford Interest Advantage Floating Rate Demand Notes from Ford Motor Credit Company. You'll benefit from an attractive floating rate that pays at least 0.25 percentage points above the average yield of all taxable money market funds, as reported weekly in Money Fund Report®. Receive the same rate and benefits with every investment. To learn more, including terms and important program details, please refer to our prospectus.

Investing with Ford Interest Advantage offers benefits designed to help you reach your financial goals. Explore what makes our program a smart choice:

- Minimum balance requirement of just $1,000
- Fast and secure online enrollment with electronic bank transfers
- Convenient access to your funds online or with our mobile app
- Complimentary checks and unlimited check writing for amounts over $250
- No management fees
- Real-time alerts sent to your email or mobile device

Three Easy Ways to Enroll

U.S. Citizens and resident aliens with a U.S. Taxpayer ID (i.e., Social Security number) may apply and invest in Ford Interest Advantage. Specific rules apply (see below).

You must be 18 years of age and a U.S. Citizen to use the online application process. Ownership types available online include Individual, Joint and Custodial ownership types. Corporate investors and those who want to hold a note in the name of their Trust must apply by mail. Necessary documents for these investment types are located under Program Information and Forms.

Read Prospectus and Apply >

Online

Read the Prospectus and follow the steps to enroll. You'll need 5–10 minutes to complete the process.

Mail

Read the prospectus, complete the PDF form online, print, sign, and mail your application to the address indicated. All ownership types are eligible to apply by mail.

Phone

Call us at 1-800-462-2614, Monday–Friday, 8:30 a.m.–7 p.m. ET and we'll be happy to mail a Prospectus and Application to you.



Online Access

Our secure online platform gives you convenient 24/7 financial control, allowing you to access and manage your funds quickly from anywhere.

- See detailed views of your note activity, including transaction history
- Schedule transfers 24/7
- Sign up for e-statements
- Self-service external bank profiles
- Use Bill Pay and manage paying your bills online
- Download your transactions to manage your investments

Sign Up Instructions

User Guide

Online and Mobile Terms and Conditions

Program Information and Forms

Access all your Ford Interest Advantage forms here.

Program Documents

FIA Prospectus

Online Application

FIA Online Application Terms of Use

FIA Online Application Signature Requirements

Corporations

Corporate Resolution Form

Medallion Signature Guarantee Stamp Requirement

Ford Employees

Payroll Deduction Activation/ Change Instructions

Payroll Direct Deposit Form

Pension Direct Deposit for Ford Retirees is available at myfordbenefits.com or by contacting the NESC call center at 1-800-248-4444.

Changes to Your Note

Change Request Form

Electronic Funds Transfer Form

Medallion Signature Guarantee Stamp Requirement

Ownership Change Guide

Processing Fees

FIA Fee Schedule

For assistance or questions, contact the Investor Center at 1-800-462-2614 Monday–Friday, 8:30 a.m.–7 p.m. ET.

Download FAQ Guide

Important Disclosure

The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not insured by the Federal Deposit Insurance Corporation, they are not guaranteed by Ford Motor Company, and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940.

The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This Web site does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. Ford Interest Advantage is intended for non-institutional investors only. U.S. citizens and resident aliens with a U.S. Taxpayer ID (i.e. Social Security number) may apply.

Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note program. The documents may be obtained free of charge through EDGAR on the SEC Website. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614.

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Welcome to the new Ford Interest Advantage (FIA) Digital Platform! Experience enhanced security, intuitive navigation, and expanded self-service capabilities, all seamlessly integrated across devices. Visit the FIA website and explore our Online Access Guide for more details.
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Application and Prospectus

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FORD INTEREST ADVANTAGE

Application and Prospectus

Three easy steps to complete a Ford Interest Advantage Application.

Step 1

Are you an active Ford employee?

○ Yes ○ No

Step 2

Read the below prospectus and check the confirmation box.

The prospectus was filed with the Securities and Exchange Commission as part of an effective Registration Statement related to the offering of Ford Interest Advantage Notes. It contains detailed information about Ford Credit and the Ford Interest Advantage Note Program. All potential investors must read and understand the prospectus prior to completing the Ford Interest Advantage application.

Read Prospectus

☐ I have read the prospectus above and would like to complete a Ford Interest Advantage application.

Step 3

Online Application | Print Application

More Investor Center Resources



Ford Interest Advantage



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Company Earnings



Fixed Income Presentations

Online Application

Ford Credit

Ford Interest Advantage

To Apply Online You Must:

- Have a valid email address and mobile phone number
- Be a U.S. Citizen
- Be at least 18 years old
- Have a Social Security number
- Have read the Ford Interest Advantage Prospectus
- Have a Government Issued ID

I Meet The Criteria

Paper Application Form

Ford | Ford Credit

APPLICATION FOR INVESTMENT

FORD INTEREST ADVANTAGE

To help fight the funding of terrorism and money-laundering activities, the U.S. government has passed the USA PATRIOT Act, which requires banks, including the Ford Interest Advantage processing agent bank, to obtain, verify and record information that identifies persons who engage in certain transactions with or through a bank. This means that, in order for us to open a Ford Interest Advantage for you, we will need to collect the information solicited on this application form for ALL PERSONS listed on the Note. All fields are required.

Investment Registration Type (Please specify type by checking one box below.)

☐ **Individual Investment**
The investment is registered to one individual.

☐ **Joint Investment**
More than one person owns the investment. Multiple owners will be deemed to be Joint Tenants with Rights of Survivorship.

☐ **Custodial Investment (Uniform Gifts/Transfers to Minors Act – UGMA/UTMA)**
The minor is the beneficial owner of the investment. One custodian per minor.

☐ **Corporation, LLC, Partnership or Association**
The investment is registered in the name of the Corporation, LLC, Partnership or Association. Attach a copy of corporate resolution, or equivalent, with names and signatures of authorized signers, including corporate seal or Medallion Signature Guarantee Stamp.

☐ **Trust Investment**
An investment is made in accordance with the provisions of a trust agreement. Attach trust pages with trust, title, date and name of trustee(s) and successor trustee(s), with all required signatures.

Registration (All Fields Are Required)

Primary Owner (Individual, Joint or Custodial)

Name of Owner (First, Middle, Last) | Date of Birth (18 or older) | Social Security Number

Street Address (P.O. Box will not be accepted) | Apt./Suite | City | State | ZIP Code

Email Address | Phone With Area Code | State ID Number (e.g., driver's license) | ID State of Issue | ID Expiration Date

Employer Name | Work Phone With Area Code | Occupation | Mother's Maiden Name

Annual Income: ☐ Under $50,000 ☐ $50,000 – $100,000 ☐ Above $100,000 U.S. Citizen: ☐ Yes ☐ No Country of Citizenship (if not U.S.):

Joint Owner (Joint Tenancy With Rights of Survivorship)

Name of Owner (First, Middle, Last) | Date of Birth (18 or older) | Social Security Number

☐ Check here if same as above | (P.O. Box will not be accepted) | Apt./Suite | City | State | ZIP Code

Email Address | Phone With Area Code | State ID Number (e.g., driver's license) | ID State of Issue | ID Expiration Date

Employer Name | Work Phone With Area Code | Occupation | Mother's Maiden Name

Annual Income: ☐ Under $50,000 ☐ $50,000 – $100,000 ☐ Above $100,000 U.S. Citizen: ☐ Yes ☐ No Country of Citizenship (if not U.S.):

Minor (For Custodial Investment)

Name of Minor (First, Middle, Last) | Phone With Area Code | Date of Birth (under 18) | Social Security Number

Street Address (P.O. Box will not be accepted) | Apt./Suite | City | State | ZIP Code

Note Number 90 ________ (for office use only)
The Northern Trust Company, P.O. Box 75936, Chicago, IL 60675-5936

Office use only 102